As filed with the Securities and Exchange Commission on January 27, 2012

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LUCAS ENERGY, INC.
(EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

NEVADA	20-2660243
(STATE OR OTHER JURISDICTION IDENTIFICATION NO.)	(IRS EMPLOYER OF INCORPORATION)

3555 TIMMONS LANE, SUITE 1550
HOUSTON, TEXAS 77027
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

LUCAS ENERGY, INC.
2012 STOCK INCENTIVE PLAN
(FULL TITLE OF THE PLAN)

K. Andrew Lai
  Chief Financial Officer
3555 Timmons Lane, Suite 1550
Houston, Texas 77027
(713) 528-1881
(Name, address, and telephone number, including area code, of agent for service)

Copy To:

David M. Loev
The Loev Law Firm, PC
6300 West Loop South, Suite 280
Bellaire, Texas 77401
(713) 524-4110

Indicate by check mark whether the Registrant is a large accelerated filer, and accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☐                                                    Accelerated filer   ☐
Non-accelerated filer  ☐                                                      Smaller reporting company  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, $0.001 par value	1,500,000 (3)	$2.54	$3,810,000	$436.63

(1) Pursuant to Rule 416(c) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the registrant’s common stock that became issuable under the applicable plan by reason of any stock dividend, stock split, recapitalization or other similar transaction affected without the receipt of consideration that increases the number of the registrant’s outstanding shares of common stock.

(2) Calculated in accordance with Rule 457(h) solely for the purpose of determining the registration fee. The offering price is based on the average of the high and low prices of the registrant’s common stock as reported on the NYSE Amex exchange as of January 24, 2012.

(3) Represents shares of the registrant’s common stock issuable in connection with and pursuant the registrant’s 2012 Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to employees participating in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Participants are further advised that the documents incorporated by reference in Item 3 of Part II of the Registration Statement, of which this prospectus is a part of, and which are incorporated by reference to this prospectus, are available without charge, upon written or oral request to the Company.  Additionally, other documents required to be delivered to employees pursuant to Rule 428(b) of the Securities Act (§230.428(b)) are available without charge, upon written or oral request to the Company.  Such requests may be made to:

K. Andrew Lai
3555 Timmons Lane, Suite 1550
Houston, Texas 77027
(713) 528-1881

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed with the Commission are incorporated by reference into this Registration Statement and are made a part hereof:

(a)
Lucas Energy, Inc.’s (the “Company’s,” “we,” and “our”) Annual Report on Form 10-K filed on June 29, 2011, for the fiscal year ended March 31, 2011, which includes audited financial statements as of and for the years ended March 31, 2011 and 2010 (the “Annual Report”);

(b)	The Company’s Form 10-Q’s for the periods ended June 30, 2011 and September 30, 2011;

(c)
The Company’s current reports on Form 8-K, filed with the Commission on July 19, 2011; August 8, 2011; September 1, 2011; October 19, 2011; October 19, 2011; October 24, 2011; November 2, 2011,November 23, 2011, December 21, 2011 and January 4, 2012, to the extent filed, and not furnished, including any exhibits and attachments thereto;

(d)
All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Annual Report referred to in Item 3(a) above; and

(e)	The description of the Company’s common stock contained in its Registration Statement on Form 8-A as filed on February 13, 2008 pursuant to Section 12(b) of the Exchange Act.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of filing this Registration Statement and prior to such time as the Company files a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which is also, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

We have authorized capital stock consisting of 100,000,000 shares of common stock, $0.001 par value per share and 10,000,000 shares of preferred stock, $0.001 par value per share (“Preferred Stock”).  We have 2,000 shares of Series A Convertible Preferred Stock designated and 3,000 shares of Series B Convertible Preferred Stock designated, as described in greater detail below.   As of the date of this Registration Statement we had 19,560,914 shares of common stock, 2,000 shares of Series A Convertible Preferred Stock and 2,824 shares of Series B Convertible Preferred Stock issued and outstanding.

The following description of our capital stock is a summary only and is subject to applicable provisions of the Nevada Revised Statutes, and our Articles of Incorporation and Bylaws, each as amended from time to time. You should refer to, and read this summary together with, our Articles of Incorporation and Bylaws, each as amended from time to time, to review all of the terms of our capital stock.

Common Stock

Holders of our common stock: (i) are entitled to share ratably in all of our assets available for distribution upon liquidation, dissolution or winding up of our affairs; (ii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iii) are entitled to one vote per share on all matters on which stockholders may vote at all stockholder meetings.

The presence of the persons entitled to vote a majority of the outstanding voting shares on a matter before the stockholders shall constitute the quorum necessary for the consideration of the matter at a stockholders’ meeting.

The vote of the holders of a majority of the shares entitled to vote on the matter and represented at a meeting at which a quorum is present shall constitute an act of the stockholders, except for the election of directors, who shall be appointed by a plurality of the shares entitled to vote at a meeting at which a quorum is present. Votes cast include votes to withhold authority in each case and exclude abstentions and broker non-votes, provided that votes to withhold authority, abstentions and broker non-votes are counted in determining a quorum at any meeting.  The common stock does not have cumulative voting rights, which means that the holders of 51% of the common stock voting for election of directors can elect 100% of our directors if they choose to do so.

Our common stock is listed and traded on the NYSE Amex Equities under the symbol “LEI”.

Preferred Stock

Subject to the terms contained in any designation of a series of Preferred Stock, the Board of Directors is expressly authorized, at any time and from time to time, to fix, by resolution or resolutions, the following provisions for shares of any class or classes of Preferred Stock of the Company:

(1)
The designation of such class or series, the number of shares to constitute such class or series which may be increased (but not below the number of shares of that class or series then outstanding) by a resolution of the Board of Directors;

(2)	Whether the shares of such class or series shall have voting rights, in addition to any voting rights provided by law, and if so, the terms of such voting rights;

(3)
The dividends, if any, payable on such class or series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any share of stock of any other class or any other shares of the same class;

(4)
Whether the shares of such class or series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption or a formula to determine the times, prices and such other conditions;

(5)
The amount or amounts payable upon shares of such series upon, and the rights of the holders of such class or series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Company;

(6)
Whether the shares of such class or series shall be subject to the operation of a retirement or sinking fund, and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such class or series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

(7)
Whether the shares of such class or series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of the same class or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchanges;

(8)
The limitations and restrictions, if any, to be effective while any shares of such class or series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of the common stock or shares of stock of any other class or any other series of the same class;

(9)
The conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issuance of any additional stock, including additional shares of such class or series or of any other series of the same class or of any other class;

(10)
The ranking (be it pari passu, junior or senior) of each class or series vis-à-vis any other class or series of any class of Preferred Stock as to the payment of dividends, the distribution of assets and all other matters;

(11)
Facts or events to be ascertained outside the articles of incorporation of the Company, or the resolution establishing the class or series of stock, upon which any rate, condition or time for payment of distributions on any class or series of stock is dependent and the manner by which the fact or event operates upon the rate, condition or time of payment; and

(12)
Any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof, insofar as they are not inconsistent with the provisions of the Articles of Incorporation of the Company, as amended, to the full extent permitted by the laws of the State of Nevada.

The powers, preferences and relative, participating, optional and other special rights of each class or series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Series A Convertible Preferred Stock

Effective November 10, 2011, the Company filed a Certificate of Designation, establishing the preferences, limitations and relative rights of its Series A Convertible Preferred Stock, with the Secretary of State of Nevada, which designation was previously approved by the Board of Directors of the Company on October 12, 2011.

The Series A Convertible Preferred Stock have no voting rights, no liquidation rights and no redemption rights, but have conversion rights.  The conversion rights provide the holder thereof the right to convert each Series A Convertible Preferred Stock share into 1,000 shares of the Company's common stock, from time to time at the option of the holder, provided that no conversion will be allowed at any time that the number of shares to be issued to the holder thereof, together with any other shares of common stock beneficially owned by the holder, would exceed 4.99% of the Company’s then outstanding common stock.

Series B Convertible Preferred Stock

Effective December 29, 2011, the Company filed a Certificate of Designation, establishing the preferences, limitations and relative rights of the Series B Convertible Preferred Stock, with the Secretary of State of Nevada, which designation was previously approved by the Board of Directors of the Company on December 22, 2011.

The Series B Convertible Preferred Stock have no voting rights, no liquidation rights and no redemption rights, but have conversion rights.  The conversion rights provide the holder thereof the right to convert each Series B Convertible Preferred Stock share into 1,000 shares of the Company's common stock, from time to time at the option of the holder, provided that no conversion will be allowed at any time that the number of shares to be issued to the holder thereof, together with any other shares of common stock beneficially owned by the holder, would exceed 9.99% of the Company’s then outstanding common stock.

ITEM 5. INTEREST OF NAMED EXPERTS AND COUNSEL

None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

As authorized by Section 78.751 of the Nevada Revised Statutes, we may indemnify our officers and Directors against expenses incurred by such persons in connection with any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, involving such persons in their capacities as officers and Directors, so long as such persons acted in good faith and in a manner which they reasonably believed to be in our best interests. If the legal proceeding, however, is by or in our right, the Director or officer may not be indemnified in respect of any claim, issue or matter as to which he is adjudged to be liable for negligence or misconduct in the performance of his duty to us unless a court determines otherwise.

Under Nevada law, corporations may also purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a Director or officer (or is serving at our request as a Director or officer of another corporation) for any liability asserted against such person and any expenses incurred by him in his capacity as a Director or officer. These financial arrangements may include trust funds, self-insurance programs, guarantees and insurance policies.

Our Bylaws provide that we shall pay or reimburse any present or former Director or officer any costs or expenses actually and necessarily incurred by that Director or officer in any action, suit, or proceeding to which the Director or officer is made a party by reason of holding that position, provided, however, that no Director or officer shall receive such indemnification if finally adjudicated therein to be liable for negligence or misconduct in office. This indemnification shall extend to good-faith expenditures incurred in anticipation of threatened or proposed litigation. Our board of Directors may in proper cases, extend the indemnification to cover the good-faith settlement of any such action, suit, or proceeding, whether formally instituted or not.

The effect of these provisions is potentially to indemnify our Directors and officers from all costs and expenses of liability incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with us.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our Directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit Number	Description of Exhibit

3.1	Articles of Incorporation (Incorporated by reference to the Company Annual Report of Form 10-KSB for the fiscal year ended November 30, 2005 filed with the SEC on February 14, 2006 as Exhibit 3.1).

3.2
Certificate of Amendment to Articles of Incorporation of Lucas Energy, Inc. (Incorporated by reference to Exhibit B to the Information Statement on Schedule 14C filed with the SEC on February 16, 2007).

3.3	Certificate of Amendment to Articles of Incorporation of Lucas Energy, Inc. (Incorporated by reference to Exhibit B to the Proxy Statement on Schedule 14A filed with the SEC on March 31, 2010).

3.4	Certificate of Amendment to Articles of Incorporation of Lucas Energy, Inc. (Incorporated by reference to the Form 8-K dated January 10, 2011, filed with the SEC on January 10, 2011).

3.5
Series A Convertible Preferred Stock Designation (Incorporated by reference to the Company’s Quarterly Report of Form 10-Q for the quarter ended September 30, 2011 filed with the SEC on November 14, 2011).

3.6	Series B Convertible Preferred Stock Designation (Incorporated by reference to the Company’s Form 8-K dated December 29, 2011, filed with the SEC on January 4, 2012).

3.7	Bylaws (Incorporated by reference to the Company Annual Report of Form 10-KSB for the fiscal year ended November 30, 2005 filed with the SEC on February 14, 2006 as Exhibit 3.2).

4.1
Lucas Energy, Inc. 2012 Stock Incentive Plan (incorporated by reference to Exhibit A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on November 4, 2011 (Amendment No. 1)).

5.1	Opinion and consent of The Loev Law Firm, PC re: the legality of the shares being registered, including consent.*

23.1	Consent of GBH CPAs, PC.*

23.2	Consent of The Loev Law Firm, PC (included in Exhibit 5.1).*

* filed herewith

ITEM 9. UNDERTAKINGS

A.           The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (A)(1)(a) and (A)(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B.           The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this registration statement shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, Texas on the 27th day of January 2012.

LUCAS ENERGY, INC.

/s/ William A. Sawyer
William A. Sawyer
President and Chief Executive Officer
(Principal Executive Officer)

Date: January 27, 2012

/s/ K. Andrew Lai
K. Andrew Lai
Chief Financial Officer
(Principal Financial Officer and Accounting Officer)

Date: January 27, 2012

This Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ J. Fred Hofheinz J. Fred Hofheinz	Chairman	January 27, 2012

/s/ William A. Sawyer William A. Sawyer	President, CEO and Director (Principal Executive Officer)	January 27, 2012

/s/ W. Andrew Krusen W. Andrew Krusen	Director	January 27, 2012

/s/ Peter K. Grunebaum Peter K. Grunebaum	Director	January 27, 2012

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

3.1	Articles of Incorporation (Incorporated by reference to the Company Annual Report of Form 10-KSB for the fiscal year ended November 30, 2005 filed with the SEC on February 14, 2006 as Exhibit 3.1).

3.2
Certificate of Amendment to Articles of Incorporation of Lucas Energy, Inc. (Incorporated by reference to Exhibit B to the Information Statement on Schedule 14C filed with the SEC on February 16, 2007).

3.3	Certificate of Amendment to Articles of Incorporation of Lucas Energy, Inc. (Incorporated by reference to Exhibit B to the Proxy Statement on Schedule 14A filed with the SEC on March 31, 2010).

3.4	Certificate of Amendment to Articles of Incorporation of Lucas Energy, Inc. (Incorporated by reference to the Form 8-K dated January 10, 2011, filed with the SEC on January 10, 2011).

3.5
Series A Convertible Preferred Stock Designation (Incorporated by reference to the Company’s Quarterly Report of Form 10-Q for the quarter ended September 30, 2011 filed with the SEC on November 14, 2011).

3.6	Series B Convertible Preferred Stock Designation (Incorporated by reference to the Company’s Form 8-K dated December 29, 2011, filed with the SEC on January 4, 2012).

3.7	Bylaws (Incorporated by reference to the Company Annual Report of Form 10-KSB for the fiscal year ended November 30, 2005 filed with the SEC on February 14, 2006 as Exhibit 3.2).

4.1
Lucas Energy, Inc. 2012 Stock Incentive Plan (incorporated by reference to Exhibit A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on November 4, 2011 (Amendment No. 1)).

5.1	Opinion and consent of The Loev Law Firm, PC re: the legality of the shares being registered, including consent.*

23.1	Consent of GBH CPAs, PC.*

23.2	Consent of The Loev Law Firm, PC (included in Exhibit 5.1).*

* filed herewith